Exhibit 10.17

FIRST AMENDMENT TO RONALD DOORNINK’S

VTB HOLDINGS, INC. STOCK AWARD AGREEMENT

WHEREAS, pursuant to the VTB Holdings, Inc. 2011 Equity Incentive Plan (the “Plan”), VTB Holdings, Inc. (the “Company”) granted Ronald Doornink (the “Grantee”) 2,822582 shares of Common Stock (as defined in the Plan) pursuant to the VTB Holdings, Inc. Stock Award Agreement, dated June 21, 2011 (the “Stock Award Agreement”);

WHEREAS, the shares of Common Stock granted to the Grantee were equally divided into Director Shares (as defined in the Stock Award Agreement) and Consulting Shares (as defined in the Stock Award Agreement);

WHEREAS, effective April 12, 2013, the Grantee will no longer provide consulting services to the Company; however, the Grantee will continue to serve as a Director of the Company;

WHEREAS, the Company and the Grantee agree to amend the Stock Award Agreement to eliminate the Company’s rights to repurchase the Consulting Shares triggered upon the Grantee’s termination of consulting services to the Company and the Company and the Grantee agree that the Consulting Shares will be subject to the same repurchase provisions as are applicable to the Grantee’s Director Shares.

NOW THEREFORE, pursuant to Section 13 of the Stock Award Agreement, and intending to be legally bound hereby, the parties hereto agree to amend the Stock Award Agreement, effective as of April 12, 2013, as follows:

1.	Section 6.a. of the Stock Award Agreement is hereby amended and restated in its entirety to read as follows:

“a. In the event that prior to October 12, 2014, the Grantee voluntarily terminates his position as a member of the board of directors of the Company, or otherwise attempts to dispose of, transfer, or sell the Shares subject to this Agreement, the Company or its designee shall have the right (but not the obligation) to repurchase such Shares for a repurchase price equal to the Grantee’s per share federal and state income tax liability on the applicable Shares as evidenced by the Grantee’s Section 83(b) election filed pursuant to Section 2 above and assuming an applicable combined tax rate of 50.6% (the “Repurchase Right”).”

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2.	Section 6(b) of the Stock Award Agreement is hereby amended and restated in its entirety to read as follows:

“b. The Repurchase Right will lapse (i) with respect to 2.0833% of the Shares on July 12, 2011 and on the 12th day of every month thereafter through October 12, 2014 or (ii) with respect to all of the Shares, if the Grantee remains on the board of directors of the Company through the consummation of an Approved Sale prior to October 12, 2014.”

3.	Section 6(c) of the Stock Award Agreement is hereby amended and restated in its entirety to read as follows:

“c. Grantee and the Company agree that on the Grant Date, the Repurchase Right is not applicable as to 16.67% of the Shares.”

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Stock Award Agreement this 26th day of February, 2013.

VTB HOLDINGS, INC.

By:	/s/ Kenneth A. Fox
Name:	Kenneth A. Fox
Title:	President

/s/ Ronald Doornink
Ronald Doornink

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